As filed with the Securities and Exchange Commission on March 31, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MAXIM INTEGRATED PRODUCTS, INC.

(Exact name of Registrant as specified in its charter)

Delaware		77-00246
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive

Sunnyvale, California 94086

(408) 737-7600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1996 STOCK INCENTIVE PLAN, AS AMENDED

1987 EMPLOYEE STOCK PARTICIPATION PLAN, AS AMENDED

(Full title of the Plans)

Carl W. Jasper

Chief Financial Officer

Maxim Integrated Products, Inc.

120 San Gabriel Drive

Sunnyvale, California 94086

(408) 737-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the 1996 Stock Incentive Plan, as amended (1)	10,975,000 shares	(2)	$36.03	$395,429,250	$42,310.93
Common Stock, $0.001 par value, to be issued under the 1987 Employee Stock Participation Plan, as amended (3)	1,500,000 shares		$30.63	$45,945,000	$4,916.12
Total Registration Fees:					$47,227.05

(1)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee for shares reserved for future issuance under the Registrant’s 1996 Stock Incentive Plan, as amended. The computation is based on the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq National Market on March 24, 2006.
(2)	The number of shares to be registered includes 1,475,000 shares, which were retained by the Company upon exercise of options to satisfy withholding taxes due with respect to such options, which are available for future grant under the terms of the 1996 Stock Incentive Plan, as amended.
(3)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee for shares reserved for future issuance under the Registrant’s 1987 Employee Stock Participation Plan, as amended. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq National Market on March 24, 2006. Pursuant to the 1987 Employee Stock Participation Plan, as amended, which plan is incorporated by reference herein, the Purchase Price of a share of Common Stock shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Exercise Date, whichever is lower.

STATEMENT UNDER GENERAL INSTRUCTION E – REGISTRATION OF

ADDITIONAL SECURITIES

This Registration Statement registers additional securities of the same class as other securities for which Registration Statements on Form S-8 relating to Registrant’s 1996 Stock Incentive Plan, as amended, and Registrant’s 1987 Employee Stock Participation Plan, as amended, are effective. Accordingly, the contents of the previous Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (“SEC”) on (i) October 30, 1992, (File No. 033-54026), (ii) November 24, 1993 (File No. 033-72186), (iii) February 27, 1995 (File No. 033-57849), (iv) October 6, 1999 (File No. 333-88535), (v) April 12, 2001 (File No. 333-58772), (vi) February 13, 2003 (File No. 333-103163) and (vii) February 4, 2005 (File No. 333-122559) (collectively, the “Previous Form S-8s”), are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Securities and Exchange Commission (“SEC”), are hereby incorporated by reference in the Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 25, 2005, as filed on September 8, 2005.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the end of the fiscal year covered by the annual report referred to in (a) above.

(c)	The description of the Registrant’s Common Stock set forth in its registration statement on Form 8-A filed on February 11, 1988, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of any action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of an action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred.

Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person’s duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit. In accordance with the DGCL, the Sixth Article of the Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as it may be amended, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. As permitted by the DGCL, the Registrant’s bylaws provide that, under certain circumstances, directors and officers of the Registrant shall be indemnified against expenses including attorneys’ fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding by reason of their status as such. The Registrant has also entered into indemnification agreements with its directors and officers that provide, under certain circumstances, directors and officers of the Registrant shall, by reason of their status as such, be indemnified against expenses including attorneys’ fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a)) or Section 1(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification as against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on March 31, 2006.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Carl W. Jasper
Carl W. Jasper, Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John F. Gifford and Carl W. Jasper, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ JOHN F. GIFFORD John F. Gifford	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 31, 2006

/s/ CARL W. JASPER Carl W. Jasper	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2006

/s/ JAMES R. BERGMAN James R. Bergman	Director	March 31, 2006

/s/ MICHAEL J. BYRD Michael J. Byrd	Director	March 31, 2006

/s/ PETER DE ROETTH Peter de Roetth	Director	March 31, 2006

/s/ B. KIPLING HAGOPIAN B. Kipling Hagopian	Director	March 31, 2006

/s/ A.R. FRANK WAZZAN A.R. Frank Wazzan	Director	March 31, 2006

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.14(1)	1987 Employee Stock Participation Plan, as amended

10.16(1)	1996 Stock Incentive Plan, as amended

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1 hereto)

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (see signature page)

(1)	Incorporated by reference from the Registrant’s Proxy Statement filed as of October 7, 2005, as amended by that certain amendment to Proposal 2 in the Proxy Statement filed as of November 3, 2005, in connection with the Registrant’s Annual Meeting of Stockholders held on November 10, 2005.